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                                                                  Exhibit No. 99



            ADVO ANNOUNCES PLANS TO EXPLORE STRATEGIC ALTERNATIVES,

                AND PLANNED SALE OF MARKETING FORCE SUBSIDIARY



Windsor, CT - September 26, 1995 - ADVO, Inc. (NYSE: AD) today announced that it has retained Goldman, Sachs & Co. as its investment advisor to assist its Board of Directors in exploring strategic alternatives aimed at enhancing long-term shareholder value. The company said these alternatives may include a sale of the entire company in one or a series of transactions, a business combination, a reorganization or recapitalization or any similar transaction. The company said that no decision has been made to pursue any particular strategic alternative, and there can be no assurance that any transaction will result from the company's exploration process.

The Company also announced that it has elected to sell its Marketing Force subsidiary, which sale will be treated as a discontinued operation for financial reporting purposes. The Company has been approached by several potential buyers. Robert Kamerschen, ADVO's Chairman and CEO, said "Structural changes within the In-Store Services Market, as well as the Company's desire to focus its resources on the significant potential within its growing core direct mail business, have mandated our disposition of this business."

ADVO is the nation's largest full-service direct marketing services company with annual revenues of almost $1 billion. ADVO specializes in shared and solo direct mail services to provide customized Microtargeting(TM) solutions for its clients' needs. The Company's Mailbox Values(R) branded shared mail program is distributed nationally to over 57 million households weekly. ADVO also offers limited printing and transportation services. It has 22 production facilities and 80 sales offices nationwide. ADVO's corporate headquarters are located at One Univac Lane, Windsor, CT 06095.


Contact:

Donald McCombs                 David Stigler
Investor Relations             Legal and Public Affairs
ADVO, Inc.                     ADVO, Inc.
(860) 285-6391                 (860) 285-6120